Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Vision Marine Technologies Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value(2)	457(o)	—	$—	$5,750,000	(3)	$0.0001476		$849
Fees to Be Paid	Other	Pre-funded warrants to purchase common shares	457(g)	—	—	—	(4)	—	(5)
Fees to Be Paid	Other	Underwriter’s warrants(2)	other	—	—	—		—
Fees to Be Paid	Equity	Common shares, no par value underlying the underwriter’s warrants(2)	457(o)			$359,375		$0.0001476		$54
Fees to Be Paid	Equity	Common shares underlying the pre-funded warrants	457(o)	—	—	—		—
		Total Offering Amounts				$6,109,375
		Total Fees Previously Paid				$-
		Total Fee Offsets				$-
		Net Fee Due				$903

(1)	In accordance with Rule 416(a), the registrant is also registering an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar events.

(2)	The Registrant will issue to the underwriter warrants to purchase a number of common shares equal to an aggregate of 5% of the common shares sold in the offering, subject to the underwriter’s option to purchase additional common shares (the “Underwriter’s Warrants”). The exercise price of the Underwriter’s Warrants is equal to 125% of the offering price of the common shares offered hereby.

(3)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the common shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The proposed maximum aggregate offering price of the common shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants), if any, is is $5,000,000 (or $5,750,000 if the underwriter exercises its over-allotment option).

(5)	No registration fee required pursuant to Rule 457(g) of the Securities Act.